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                                                      EXHIBIT F



 							December 19, 1996


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

		Re: Consolidated Natural Gas Company, et al.
		    SEC File Number 70-8883

Dear Madams and Sirs:

	The following opinion is rendered in accordance with the requirements of Exhibit F to Form U-1 under the Public Utility Holding Company Act of 1935 (the "Act") with respect to certain transactions proposed ("Proposed Transactions") by Consolidated Natural Gas Company ("Consolidated") and CNG Energy Services Corporation ("Energy Services") in the Application-Declaration at SEC File No. 70-8883, as amended ("Application"). In the Application authority is requested for Energy Services to invest, through December 31, 2001, up to $250 million to expand its business to include that of marketing power and other energy commodities (in addition to natural gas), fuel management and other energy related activities as described in more detail in the Application. Energy Services would obtain financing for such activities through (i) the sale of shares of its common stock, $1.00 par value per share, to Consolidated for up to $10,000 per share, (ii) open account advances from Consolidated, or (iii) long-term loans from Consolidated, and any combination thereof.

	Energy Services also seeks authority to set up subsidiaries ("Marketing Subsidiaries") through which it may conduct various phases of its marketing of energy commodities. Consolidated and Energy Services request authority to provide up to $250 million in guarantees or other credit support to the Marketing Subsidiaries.

	I have examined the certificate of incorporation and bylaws of Consolidated and Energy Services; corporate actions of Consolidated and Energy Services relating to the Proposed Transactions; the Application; and such other documents, records, laws and other matters as I deemed relevant and necessary for the purposes of this opinion.

	Based on such examination and relying thereon, I am of the opinion that when the Commission shall have initially permitted the Application to become effective, all requisite action will have been taken by Consolidated and Energy Services with respect to the Proposed Transactions, except the actual carrying out thereof.

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	In the event the Proposed Transactions are consummated in accordance with the Application, I am of the opinion that:

	(a)	No state commission has jurisdiction of the Proposed Transactions;

	(b)	All state laws applicable to the Proposed Transactions will have been complied with;

	(c)	Consolidated will legally acquire the capital stock of, and
interests in open account advances and long-term loans to, Energy
Services as described in the Application;

	(d)	The guarantees and other credit support arrangements of
Consolidated and Energy Services will be valid and binding obligations of the Consolidated and Energy Services, respectively;
and

	(e)	The consummation of the Proposed Transactions will not violate the legal rights of the holders of any securities issued by Consolidated, Energy Services or any associate company thereof.

	I hereby consent to the use of this opinion in connection with said filing.

						Very truly yours,



						N. F. Chandler
						Attorney